As filed with the Securities and Exchange Commission on July 25, 1996
                                                   Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                          GST TELECOMMUNICATIONS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)

                                     Canada
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                         (State or other jurisdiction of
                         incorporation or organization)

                                       N/A
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                                  (IRS Employer
                             Identification Number)

                           ---------------------------

                             4317 N.E. Thurston Way
                           Vancouver, Washington 98662
                                 (360) 254-4700
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                        (Address and telephone number of
                    Registrant's Principal Executive Offices)

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                     Robert H. Hanson, Senior Vice President
                          GST Telecommunications, Inc.
                         1285 Sheridan Street, Suite 245
                               Cody, Wyoming 82413
                                 (307) 527-6048
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                       (Name, Address and Telephone Number
                              of Agent for Service)

                                    Copy to:
                              David J. Adler, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022

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                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
================================================================================================================

                                     Amount         Proposed Maximum          Proposed Maximum       Amount of
      Title of Shares                to be          Aggregate Price              Aggregate           Registra-
      to be Registered             Registered       Per Share                  Offering Price        tion Fee
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Common Shares,                      717,608            $12.56                   $9,013,156.48        $3,107.98
without par
value
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Common Shares,                      171,155            $12.96                   $2,218,168.80        $  764.89
without par
value, issuable
upon exercise of
warrants
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Total                                                                                                $3,872.87
================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, based upon $12.56, the per Share average of high and low sale prices of the Registrant's Common Shares as reported by the American Stock Exchange for trading on July 23, 1996.

                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 25, 1996

PROSPECTUS

                              888,763 COMMON SHARES

                          GST TELECOMMUNICATIONS, INC.


         This Prospectus relates to the reoffer and resale by certain selling shareholders (the "Selling Shareholders") of Common Shares, without par value (the "Common Shares"), of GST Telecommunications, Inc. (the "Company") that were or will be issued by the Company to the Selling Shareholders (i) pursuant to various purchase agreements and (ii) upon exercise of certain warrants issued by the Company. The Common Shares are being reoffered and resold for the account of the Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Common Shares.

         The Selling Shareholders have advised the Company that the resale of their Common Shares may be effected from time to time in one or more transactions on the American Stock Exchange (the "AMEX") or the Vancouver Stock Exchange (the "VSE"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Common Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Common Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

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             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                             A HIGH DEGREE OF RISK.
                      SEE "RISK FACTORS" AT PAGE 3 HEREOF.

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         The Common Shares are traded on the AMEX under the symbol "GST" and on the VSE under the symbol "GTE.U." On July 22, 1996, the last sale price for the Common Shares on the AMEX was $13.13.

                   THESE SECURITIES HAVE NOT BEEN APPROVED OR
                   DISAPPROVED BY THE SECURITIES AND EXCHANGE
                COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS ARE
            FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND
                  UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS
                   TO DIFFER MATERIALLY FROM THOSE PROJECTED.

                The date of this Prospectus is           , 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Shares are listed on the AMEX and such reports and other information may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 20-F for the fiscal year ended September 30, 1995, as amended, and Report of Foreign Issuer on Form 6-K for the quarters ended December 31, 1995, as amended, and March 31, 1996 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All subsequent annual reports filed by the Company on Form 20-F, 40-F, 10-K or otherwise, prior to the termination of this offering, are deemed to be incorporated by reference in this prospectus and shall be deemed to be a part hereof from the date of filing of such documents. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act, subsequently filed by the Company prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application for  Registration of its Common Shares under
Section 12(b) of the Exchange Act filed on March 3, 1994 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to GST Telecommunications, Inc. at 1030-999 West Hastings Street, Vancouver, British Columbia, Canada V6C 2W2, Attention: Robert M. Blankstein. Oral requests should be directed to such individual (telephone number (604) 688-0553).

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         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

DEVELOPMENT AND EXPANSION RISK AND POSSIBLE INABILITY TO MANAGE GROWTH

         The Company is in the early stages of its operations. Its networks serving the San Gabriel Valley, Tucson, Albuquerque, Fresno and Coalinga, have only recently become commercially operational and the Company has not deployed switches in its networks. The continued expansion and development of the Company's networks and the success of the Company's switched and enhanced services will depend, among other things, upon the Company's ability to assess potential markets, design fiber backbone routes that provide ready access to a substantial customer base, secure financing, obtain required rights-of-way, building access and governmental permits, implement expanded interconnection and collocation with facilities owned by local exchange telephone companies ("LECs") and achieve a sufficient customer base, and upon subsequent changes in state and federal regulations. There can be no assurance that any networks to be developed or further developed will be completed on schedule, at a commercially reasonable cost or within the Company's specifications. In addition, the expansion of the Company's business may involve acquisitions, which, if made, could divert the resources and management time of the Company and could require integration with the Company's existing networks and services. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to continue to implement and improve its operating, financial and accounting systems, to expand, train and manage its employee base and to effectively manage the integration of any acquired business. These factors and others could adversely affect the expansion of the customer base and service offerings of the Company's existing networks, as well as commencement of operations of new networks. The Company's inability either to expand in accordance with its plans or to manage its growth could have a material adverse effect on its business, financial condition and results of operations.

HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE EBITDA

         The Company has incurred and expects to continue to incur increasing operating losses and negative EBITDA while it expands its business and builds its customer base. The Company has incurred significant increases in expenses associated with these activities and there can be no assurance that an adequate customer base with respect to any or all of its services will be achieved or sustained. The Company does not expect to achieve a significant market share for any of its services. The Company had a net loss of approximately $20.5 million and negative EBITDA of $11.1 million for the six months ended March 31, 1996. The Company had a net loss of approximately $11.3 million and negative EBITDA of $8.8 million for the year ended September 30, 1995 and a net loss of approximately $3.5 million and negative EBITDA of $0.8 million for the 13 months ended September 30, 1994. There can be no assurance that the Company will achieve or sustain profitability or generate positive EBITDA. At September 30, 1995, the Company had a U.S. net operating loss carryforward of approximately $8.5 million and Canadian net operating loss carryforward of approximately $5.8 million. While such loss carryforwards are available to offset future taxable income of the Company, it is more likely than not that the Company will not generate sufficient taxable income so as to utilize all or a substantial portion of such loss carryforwards prior to their expiration.

SIGNIFICANT CAPITAL REQUIREMENTS

         The Company believes that the net proceeds of approximately $171.3 million from a private placement offering consummated in December 1995 ("the December Offering"), together with cash on hand and borrowings expected to be available under both a $100 million credit facility with Tomen America and its affiliates ("Tomen") (the "Tomen Facility") and the equipment financing being negotiated, will provide sufficient funds for the Company to expand its business as presently planned and to fund its operating expenses for the next 12 months. Thereafter, the Company expects to require additional financing. However, in the event that the Company's plans or assumptions change or prove to be inaccurate, or its cash on hand, net proceeds from the December Offering and borrowings under the Tomen Facility and the equipment financing being negotiated, prove to be insufficient to fund the Company's growth and operations, or if the Company consummates acquisitions, or if the Company's operating cash flow does not increase substantially, the Company may be required to seek additional capital sooner than currently anticipated. Sources of financing may include public or private equity or debt financings by the Company or its subsidiaries, sales of non-strategic assets or other financing arrangements. The Company has been discussing with Tomen the possibility of modifying the Tomen Facility to provide additional financing for the interconnection of the Company's California networks and for the Hawaiian inter-island network. There can be no assurance that additional financing under the Tomen Facility or otherwise will be available to the Company or, if available, that it can be obtained on acceptable terms or within the limitations contained in the indentures relating to the notes (the "Notes") sold in the December Offering (the "Indentures") in any future financing arrangement. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures and could have a material adverse effect on the Company's business. Such failure could also limit the ability of the Company to make principal and interest payments on its outstanding indebtedness, which would have a material adverse effect on the value of the Common Shares.

         The Company has no working capital or other credit facility under which it may borrow for working capital and other general corporate purposes. There can be no assurance that such a facility will be available to the Company in the future or that if such a facility were available, that it would be available on terms and conditions acceptable to the Company.

SUBSTANTIAL INDEBTEDNESS

         At March 31, 1996, the Company had outstanding on a consolidated basis approximately $219.2 million of indebtedness. The accretion of original issue discount on the Notes will cause an increase in indebtedness of $164.9 million by December 15, 2000. The Indentures limit, but do not prohibit, the incurrence of additional indebtedness by the Company. The Company anticipates that it will incur substantial additional indebtedness in the future. At March 31, 1996, the Company had $82.5 million of availability under the Tomen Facility to finance the development and construction of additional networks, if and to the extent that proposals for funding projects are approved by Tomen. Since March 31, 1996, approximately $11.7 million was borrowed under the Tomen Facility. The Company expects to incur substantial additional indebtedness in the future. The Company is negotiating with equipment manufacturers for approximately $315.0 million of financing. There can be no assurance that any such equipment financing will be available to the Company on acceptable terms or at all.

         The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high level of indebtedness will make it more vulnerable in the event of a downturn in its business.

POSSIBLE INABILITY TO SERVICE DEBT

         The Company has been experiencing increasing negative EBITDA and the Company's earnings before fixed charges were insufficient to cover fixed charges for the six months ended March 31, 1996, the year ended September 30, 1995 and the 13 months ended September 30, 1994 by $21.4 million, $13.8 million and $3.0 million, respectively. There can be no assurance that it will be able to improve its earnings before fixed charges or EBITDA or that the Company will be able to meet its debt service obligations. As the Company does not currently have a revolving credit facility, if a shortfall occurs, alternative financing would be necessary in order for the Company to meet its liquidity requirements and there can be no assurance that such financing would be available. In such event, the Company could face substantial liquidity problems. In addition, the Company anticipates that cash flow from operations may be insufficient to repay the Notes in full at maturity in which event such indebtedness would need to be refinanced. There can be no assurance that the Company will be able to effect such refinancing. The ability of the Company to meet its obligations and to effect such refinancings will be dependent upon, among other things, the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. Failure by the Company to meet its obligations could result in a default on its indebtedness, including the Notes, which would permit the holders of such indebtedness to accelerate the maturity thereof.

FINANCIAL AND OPERATING RESTRICTIONS IMPOSED BY EXISTING INDEBTEDNESS

         The Indentures and the Tomen Facility impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or to create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such covenant could result in a default thereunder, which could result in an acceleration of such indebtedness.

DIFFICULTIES IN IMPLEMENTING LOCAL AND ENHANCED SERVICES

         The Company plans to deploy high capacity, digital switches in the cities in which it operates or plans to operate networks, as well as in certain cities where the Company will rely on LEC facilities for transmission. This will enable the Company to offer interstate switched access services and, as regulatory conditions permit, intrastate switched access, enhanced services and local dial tone. The Company expects negative operating margins from its switched services, during the 12 to 18 month period after a switch is deployed. For switches operating in conjunction with the Company's networks, the Company expects operating margins to improve as the network is expanded and Larger volumes of traffic are carried on the Company's network. Until such time, the Company will rely on the LEC to originate and terminate a significant portion of its switched services traffic. For switches operating in cities where the Company will rely on LEC facilities for transmission, negative operating margins are expected under current LEC pricing tariffs. Although under the Telecommunications Act of 1996 (the "Telecommunications Act") the LECs will be required to unbundle local tariffs and permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company. In addition, the Company's ability to successfully implement its switched and enhanced services will require the negotiation of resale agreements with LECs and other competitive local exchange telephone companies ("CLECs") and the negotiation of interconnection agreements with incumbent LECs. The Company's switched services may not be profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs. Implementation of the Company's switched and enhanced services is subject to the Company's ability to obtain equipment financing for switches and upon equipment manufacturers' ability to meet the Company's switch deployment schedule. Although the Company is negotiating with equipment manufacturers for approximately $315.0 million of equipment financing, it has not entered into definitive agreements and there can be no assurance that the Company will obtain such financing, that all or any of such switches will be deployed or that, if deployed, such switches will be utilized to the degree contemplated by the Company. The Company has no experience providing switched access services and there can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy.

RECENT COMMENCEMENT OF MARKETING

         The Company has only recently begun marketing the services of certain of its networks and, as a result, the Company has relatively few customers and has generated limited revenue from its CLEC services. Although the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain existing customers.

DEPENDENCE ON KEY CUSTOMERS

         The Company's five largest telecommunications services customers accounted for approximately 47.8%, 26.8% and 0.7% of the Company's consolidated revenues for the six months ended March 31, 1996, the year ended September 30, 1995 and the 13 months ended September 30, 1994, respectively. During the year ended September 30, 1995, a former customer of the Company's wholly-owned subsidiary, International Telemanagement Group, Inc. ("ITG"), which is presently the subject of a bankruptcy proceeding, accounted for 5.3% of the Company's consolidated revenues. It is anticipated that during the early stages of development of individual networks, before obtaining a sufficient amount of end-user revenues, the Company will be dependent on a limited number of long distance carriers for a significant portion of its revenues. While long distance carriers have high volume requirements and have utilized CLECs, they generally are more price sensitive than end-users. The five largest customers of the Company's manufacturing operations accounted for 7.1%, 16.1% and 22.2% of the Company's consolidated revenues for the six months ended March 31, 1996, the year ended September 30, 1995 and the 13 months ended September 30, 1994, respectively. The loss of, or decrease of business from, one or more significant customers could have a material adverse effect on the business, financial condition and results of operations of the Company.

COMPETITION

         The telecommunications industry is highly competitive. In most markets, the Company's principal competitor for local exchange services is the Regional Bell Operating Company ("RBOC") or GTE Corporation ("GTE"). Other competitors may include other CLECs, microwave and satellite carriers, wireless telecommunications providers and private networks built by large end-users. Potential competitors (using similar or different technologies) include cable television companies, utilities and local telephone companies outside their current local service areas. In addition, the Company anticipates future competition from large long distance carriers, such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), which have announced plans to offer integrated local and long distance telecommunications services as regulations allow. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company.

         As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the RBOCs, GTE and other local telephone companies have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the LECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with LEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the

LECs. For example, the Federal Communications Commission ("FCC") granted LECs additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, LECs may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. The Company anticipates that the FCC will grant LECs increasing pricing flexibility as the number of interconnections and competitors increases. In addition, the FCC enacted interim pricing rules that restructure LEC switched transport rates in order to facilitate competition for switched access. If regulators allow LECs to charge CLECs increased fees in conjunction with interconnection to their networks, the financial condition of the Company could be adversely affected. If the LECs lower their rates, the Company and others providing CLEC and other telecommunications services may be forced by market conditions to charge less for their services in order to compete. There can be no assurance that the Company will be able to achieve or maintain significant revenue or compete effectively in any of its markets.

         To the extent the Company interconnects with and uses LEC networks to service the Company's customers, the Company is dependent upon the technology and capabilities of the LECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards. The Company will become increasingly dependent on interconnection with LECs as switched services become a greater percentage of the Company's business. The Telecommunications Act imposes interconnection obligations on LECs, but there can be no assurance that the Company will be able to obtain the services it requires at rates, and on terms and conditions, that permit the Company to offer switched services at rates that are both profitable and competitive. In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced service from the LECs, the attractiveness of the Company's services to its customers could be impaired.

         The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as AT&T, MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than the Company's current costs. In addition, as a result of the Telecommunications Act, RBOCs also will become competitors in the long distance telecommunications industry upon the satisfaction of certain conditions. The Company believes that the principal competitive factors affecting its long distance operations are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market driven services at prices generally equal to or below those charged by its competitors. The FCC has, on several occasions since 1984, approved or required price reductions by AT&T. The FCC has announced a decision pursuant to which AT&T will no longer be regulated as a dominant long distance carrier. This decision removes AT&T from price-cap regulations with respect to its long distance services as well as other regulatory and reporting requirements that previously only applied to AT&T as the sole carrier designated by the FCC as dominant in the long distance market. This decision, which is subject to certain other commitments and undertakings agreed to by AT&T, is expected to increase AT&T's flexibility in competing in the long distance services market and, in particular, will eliminate the longer tariff notice requirements previously applicable only to AT&T. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company.

         The Internet services market is highly competitive. There are no substantial barriers to entry, and the Company expects that competition will continue to intensify. The Company's competitors in this market include Internet service providers, other telecommunications companies, online services provides and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.

         The Company's wholly-owned subsidiary, National Applied Computer Technologies, Inc. ("NACT"), competes with other lower to medium capacity switch manufacturers and software providers. As its business develops and new switches are introduced, NACT's competitors may include larger switch and telecommunications equipment manufacturers such as Lucent Technologies Inc., Harris Corp., Siemens AG, Alcatel Alsthom Compagnie Generale D'Electricite, Telefonaktiebolaget L.M. Ericsson and Northern Telecom, Ltd. Most of NACT's potential competitors have substantially greater financial, technical and marketing resources than NACT and may threaten the viability of NACT if such other companies commence efforts to compete in the segment of the switch manufacturing market in which NACT operates.

GOVERNMENT REGULATION

         The Company's networks and the provision of switched and private line services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company.

         The FCC exercises jurisdiction over the Company to the extent its services involve the provision, origination and termination of interstate or international telecommunications, including resale of long distance services. As such a provider, the Company must file tariffs with the FCC. In addition, the Company must obtain prior FCC authorization for domestic and international long distance services. State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which it operates. Local authorities control the Company's access to municipal rights-of-way. The networks are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. There can be no assurance that state or federal commissions will grant required authority or refrain from taking action against the Company, if it is found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses. The recently enacted Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. Since the Telecommunications Act has only recently been enacted, it is too early to predict what effect such legislation will have on the Company and its operations.

         In addition, the FCC imposes restrictions on foreign ownership of communications service providers utilizing radio frequencies. The operations of the Company's Hawaiian network use, among other transmission facilities, microwave radio facilities operating pursuant to FCC licenses granted to Pacwest Network, Inc., an entity that is controlled by John Warta, the Company's President and Chief Executive Officer. The FCC also has the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications service providers not utilizing radio frequencies, which could have a material adverse effect on the Company's CLEC and other businesses.

NEED TO ADAPT TO TECHNOLOGICAL CHANGE

         The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes, including changes to wireline and wireless transmission technologies, on the business of the Company cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands.

         The future success of NACT will depend in part upon its ability to keep pace with advancing technology and standards within the switch manufacturing industry. There can be no assurance that NACT's products will not be rendered obsolete by switch products incorporating technological advances designed by competitors that are not available to NACT.

POSSIBLE ADVERSE LITIGATION OUTCOME

         An action was commenced against NACT alleging that its telephone systems incorporating prepaid calling features infringe upon a patent issued in 1987. An unfavorable decision in this action could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

         The efforts of a small number of key management and operating personnel will largely determine the Company's success and the loss of any of such persons could adversely affect the Company. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel.

DEPENDENCE ON RIGHTS-OF-WAY AND OTHER THIRD PARTY AGREEMENTS

         The Company must obtain easements, rights-of-way, entry to premises, franchises and licenses from various private parties, actual and potential competitors and state and local governments in order to construct and operate its networks. There can be no assurance that the Company will obtain rights-of-way and franchise agreements on acceptable terms or that current or potential competitors will not obtain similar rights-of-way and franchise agreements that will allow them to compete against the Company. If any of the existing franchise or license agreements were terminated or not renewed and the Company were forced to remove its fiber optic cables or abandon its network in place, such termination could have a material adverse effect on the Company.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         As a result of the limited revenues and significant expenses associated with the expansion and development of its networks and services, the Company anticipates that its operating results could vary significantly from period to period. In addition, revenues relating to the Company's network businesses are and may continue to be dependent upon a small number of customers and contracts, revenues under which are likely to vary significantly from period to period.

RISK OF JOINT INVESTMENTS

         The Company's Phoenix network is operated by Phoenix Fiber Access, Inc. ("Phoenix Fiber"), an entity in which the Company has a 50% ownership interest. Phoenix Fiber has been managed by a governing board that the Company does not control. The risk is present in this joint venture, and in other joint ventures in which the Company may subsequently determine to participate, that the other joint venture partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or the Company. The risk is also present that a joint venture partner may be unable to meet its economic or other obligations to the venture and that the Company may be required to fulfill some or all of those obligations. In addition, if the Company enters into international joint ventures, the operations of such ventures will be subject to various risks not present in the Company's domestic operations, such as fluctuations in currency exchange rates, nationalization or expropriation of assets, import/export controls, political instability, limitations on foreign investment, restrictions on the ability to convert currency and the additional expenses and risks inherent in conducting operations in geographically distant locations with customers speaking different languages and having different cultural approaches to the conduct of business.

VOLATILITY OF MARKET PRICE OF COMMON SHARES

         Since the Common Shares have been publicly traded, their market price has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Shares could be subject to significant fluctuations in response to various factors and events, including among other things, the depth and liquidity of the trading market of the Common Shares, variations in the Company's operating results and the difference between actual results and the results expected by investors and analysts. In addition, from time to time the stock market has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of the Common Shares.

RISKS OF INVESTMENT IN A CANADIAN CORPORATION

         The Company is a Canadian corporation. Certain directors and officers and certain of the Company's professionals are residents of Canada. As a result, it may be difficult for U.S. shareholders to effect service of process within the United States upon the Company or upon such directors, officers and professionals or to collect judgments of U.S. courts predicated upon civil liability under U.S. federal securities and other laws. The Company has been advised that there is substantial doubt as to whether Canadian courts would (i) enforce judgements of U.S. courts obtained against the Company or such directors, officers and professionals predicated upon the civil labilities provisions of U.S. laws or (ii) impose liabilities in original actions against the Company or its directors, officers and professionals predicated solely upon U.S. laws. In addition, the Company's status as a Canadian company limits the ability of the Company to hold or control common carrier radio frequency licenses in the United States.

POTENTIAL RESALES OF A SUBSTANTIAL NUMBER OF SHARES; REGISTRATION RIGHTS

         At May 31, 1996, the Company had outstanding 21,168,989 Common Shares. Of these shares, 19,603,743 Common Shares are freely tradeable, except for (i) any Common Shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act (2,999,758 of such 19,603,743 shares at May 31,
1996), which shares will be subject to the resale limitations of Rule 144, (ii) an aggregate of 750,000 Common Shares subject to escrow under regulations of the VSE and (iii) 1,000,000 Common Shares subject to escrow. The remaining 1,565,246 Common Shares are "restricted securities," as that term is defined in Rule 144 and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including pursuant to Rule 144. Of such 1,556,246 shares, the Company is contractually obligated to register for resale an aggregate of 414,199 shares. In addition, at May 31, 1996, (i) 3,005,223 Common Shares were reserved for issuance upon exercise of outstanding stock options, with exercise prices ranging from $3.55 to $10.00 per share, (ii) 896,155 Common Shares were reserved for issuance upon exercise of outstanding warrants, with exercise prices ranging from $5.52 to $12.96 per share and (iii) 2,823,749 Common Shares were reserved for issuance upon conversion of the convertible notes sold in the December Offering (the "Convertible Notes") (based on the aggregate accreted value of Convertible Notes on June 15, 1996). The Company has registered or is obligated to register the resale of the Common Shares issuable upon exercise of the options and the warrants. The Company is also obligated to register the issuance of the Common Shares issuable upon conversion of the Convertible Notes. The future sale or the expectation of future sales of Common Shares in the public market could adversely affect the prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of Common Shares.

POTENTIAL ANTI-TAKEOVER PROVISIONS

         The Company's Board of Directors has the authority, without any further vote or action by the Company's shareholders, to issue up to 10,000,000 Preference Shares, without par value (the "Preference Shares"), in one or more series and to determine the designations, powers, preferences and relative, participating, optional or other rights thereof, including without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption, redemption price and liquidation preference. Although the Company has no current plans to issue any Preference Shares, the rights of the holders of Common Shares would be subject to, and may be adversely affected by, the rights of the holders of any Preference Shares that may be issued in the future. Issuance of Preference Shares could have the effect of delaying, deterring or preventing a change in control of the Company, including the imposition of various procedural and other requirements that could make it more difficult for holders of Common Shares to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors.

                                   THE COMPANY

         The Company provides a broad range of integrated telecommunications products and services, primarily to customers located in the western continental United States and Hawaii. Since inception as a facilities-based CAP, the Company has constructed and operates state-of-the-art, digital telecommunications networks that provide an alternative to incumbent LECs. The Company has expanded beyond the scope of traditional competitive access provider operations into CLEC services and currently provides a range of enhanced telecommunications services that include long distance, Internet access, and data services. In addition, the Company expects to offer switched access and local dial tone services to complement its existing telecommunications service offerings. The Company also manufactures telecommunications switching equipment and network management and billing systems through its wholly-owned subsidiary, NACT.

                                MATERIAL CHANGES

         In the December Offering, the Company sold $20,000,187 137/8% Convertible Senior Subordinated Discount Notes due 2005 in December 1995 and GST USA, Inc. sold $160,001,496 137/8% Senior Discount Notes due 2005 in a private placement. Of the net proceeds of the December Offering, $2.0 million was applied to the repayment of short-term indebtedness, and the balance will be used for capital expenditures and to fund future operating deficits and for working capital purposes.

         On July 18, 1996, the Company entered into a letter of intent with Call America Business Communications, Inc., ("Call America") of San Luis Obispo, California, pursuant to which the Company is to acquire 100% of Call America and its affiliates by means of a merger, for a purchase price of $16 million, payable in Common Shares valued at $14.00 per share, subject to certain conditions. Call America is a facilities-based reseller of domestic and international long distance services, as well as a provider of operator services. The consummation of the transaction is contingent upon the completion of a due diligence review, regulatory approvals and the execution of definitive merger documents.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Common Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of Common Shares beneficially owned by each Selling Shareholder at June 30, 1996, (ii) the number of Shares to be offered for resale by each Selling Shareholder and (iii) the number and percentage of Common Shares to be held by each Selling Shareholder after completion of the offering.


                                                                                              Number of Common
                                                                                             Shares/Percentage
                                                                        Number of              of Class to be
                                           Number of Common           Shares to be              Owned After
                                           Shares Owned at             Offered for           Completion of the
                   Name                     June 30, 1996                Resale                   Offering
- ----------------------------------    ------------------------     -----------------     ---------------------
Tory Anderson                                    600                       150                       450/*
Gary Brown                                    33,446(1)                  6,509                    26,937/*
Alan Christensen                               9,015(2)                    751                     8,264/*



                                                                                              Number of Common
                                                                                             Shares/Percentage
                                                                        Number of              of Class to be
                                           Number of Common           Shares to be              Owned After
                                           Shares Owned at             Offered for           Completion of the
                   Name                     June 30, 1996                Resale                   Offering
- ----------------------------------    ------------------------     -----------------     ---------------------
Roger Clarke                                   9,573                     3,191                     6,442/*
Dan Gale                                       3,528                       882                     2,700/*
Eric Gurr                                     17,420(3)                  2,157                    15,263/*
Dan Iroz                                       6,888(4)                  1,556                     5,332/*
Earl Jack                                        313(5)                     75                       238/*
Gary Knudsen                                   6,221(6)                    939                     5,282/*
Kent Lewis                                     1,613(7)                    235                     1,378/*
Kyle Bowen Love                              175,912(8)                 58,638                   117,274/*
William H. Love                                4,881                     1,627                     3,254/*
Gerald McArthur                                1,102                       276                       826/*
Steve McDaniel                                   156                        39                       117/*
Lonnie Owen                                    2,076                       519                     1,557/*
Pamela Paradee                                 4,264(9)                    188                     4,076/*
Joseph Parchesky                               4,426(10)                   470                     3,956/*
J&B Investment LC                              4,004                     1,001                     3,003/*
Scott Raffensparger                            2,966(11)                   751                     2,215/*
Robert Sawyer                                  5,247(12)                   921                     4,326/*
Benjamin Winnie                               10,639(13)                 3,254                     7,385/*
James T. Geddis                              208,316(14)                66,667                   141,649/*
Tomen America Inc.                         1,143,750(15)               300,000(16)               843,750/3.9%
Tomen Corporation                            356,250(17)                75,000(18)               281,250/1.3%
TM Communications                            120,229(19)               120,229(19)                      0
CW Holdings                                  419,476                   209,738                   209,738/*
Reservations Inc.                              6,000                     6,000                           0
Thayne Taylor                                 13,000(20)                 5,000                     8,000/*
Lynn Taylor                                   10,000(21)                 5,000                     5,000/*
Eric Epling                                   14,000(22)                 5,000                     9,000/*
James Thompson                                 6,000                     6,000                           0
Patrick Chicas                                 6,000                     6,000                           0


- ------------------------------
*        Less than 1%

(1)      Includes 13,912 Common Shares issuable upon exercise of options.
(2)      Includes 6,762 Common Shares issuable upon exercise of options.
(3)      Includes 12,950 Common Shares issuable upon exercise of options.
(4)      Includes 2,200 Common Shares issuable upon exercise of options.
(5)      Includes 88 Common Shares issuable upon exercise of options.
(6)      Includes 2,817 Common Shares issuable upon exercise of options.
(7)      Includes 675 Common Shares issuable upon exercise of options.
(8) Includes 117,275 Common Shares held by Kyle NACT Unitrust for the benefit of Jeannette Love, Rachel Love, Lisa Love and Kyle Bowen Love.
(9)      Includes 3,812 Common Shares issuable upon exercise of options.
(10)     Includes 2,548 Common Shares issuable upon exercise of options.
(11)     Includes 703 Common Shares issuable upon exercise of options.
(12)     Includes 2,458 Common` Shares issuable upon exercise of options.
(13)     Includes 878 Common Shares issuable upon exercise of options.
(14)     Includes 55,049 Common Shares issuable upon exercise of options.
(15)     Includes 381,250 Common Shares issuable upon exercise of warrants.
(16)     Includes 100,000 Common Shares issuable upon exercise of warrants.
(17)     Includes 118,750 Common Shares issuable upon exercise of warrants.
(18)     Includes 25,000 Common Shares issuable upon exercise of warrants.
(19)     Includes 46,155 Common Shares issuable upon exercise of warrants.
(20)     Includes 8,000 Common Shares issuable upon exercise of options.
(21)     Includes 5,000 Common Shares issuable upon exercise of options.
(22)     Includes 9,000 Common Shares issuable upon exercise of options.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither the Company nor the Selling Shareholders have employed an underwriter for the sale of Common Shares by the Selling Shareholders. The Company will bear all expenses in connection with the preparation of this Prospectus. The Selling Shareholders will bear all expenses associated with the sale of the Common Shares.

         The  Common  Shares  may be  offered  for the  account  of the  Selling
Shareholders from time to time on the AMEX, the VSE or in negotiated transactions, at fixed prices that may be changed or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring shares from the Selling Shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the AMEX or the VSE or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Shareholders and any broker- dealers that act in connection with the sale of the Common Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Shareholders and applicable transfer taxes, are payable by the Selling Shareholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Stephen Irwin, counsel to Olshan Grundman Frome & Rosenzweig LLP, is an officer and director of the Company and holds 61,345 Common Shares and has been granted options and warrants to purchase an additional 615,000 Common Shares.

                                     EXPERTS

         The consolidated balance sheet of GST Telecommunications, Inc. and its subsidiaries as of September 30, 1995 and the consolidated statements of operations and deficit and cash flows for the year ended September 30, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The consolidated balance sheet of GST Telecommunications, Inc. and its subsidiaries as of September 30, 1994 and the consolidated statements of operations and deficit and cash flows for the 13 months ended September 30, 1994 and year ended August 31, 1993 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick Thorne, independent chartered accountants, upon the authority of said firm as experts in accounting and auditing. The audited financial statements of International Telemanagement Group, Inc. as of December 31, 1994 and 1993 and for the year ended December 31, 1994 and the period January 23, 1993 (date of inception) through December 31, 1993 have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the IntelCom-Greenstar Join Venture for the years ended September 30, 1994 and 1993 have been incorporated by reference herein upon reliance upon the report of KPMG Peat Marwick Thorne, independent chartered accountants, and upon authority of said firm as experts in accounting and auditing. The combined financial statements of Call America Business Communications Corporation and Affiliates for the years ended December 31, 1995 and 1994 have been included herein in reliance upon the report of Glenn, Burdette, Phillips & Bryson, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page(s)

INTERNATIONAL TELEMANAGEMENT GROUP, INC.

Independent Auditors' Report.............................................F-2

Balance Sheets at December 31, 1994 and 1993 ............................F-3

Statements of Operations for the four months ended
April 30, 1995, the year ended December 31, 1994 and
for the period January 23, 1993 (date of inception)
through December 31, 1993 ...............................................F-4

Statements of Stockholders' Deficit for the four
months ended April 30, 1995, the year ended December 31, 1994 and for the period January 23, 1993 (date of inception)
through December 31, 1993................................................F-5

Statements of Cash Flow for the four months ended
April 30, 1995, the year ended December 31, 1994 and
for the period January 23, 1993 (date of inception)
through December 31, 1993................................................F-6

Notes to Financial Statements............................................F-7


GST TELECOMMUNICATIONS, INC.

Proforma Condensed Financial
  Information...........................................................F-11

Proforma Consolidated Balance
  Sheet as of March 31, 1996............................................F-12

Proforma Consolidated Statement
  of Operations and Deficit for
  the six months ended March 31, 1996...................................F-13

Proforma Consolidated Statement
  of Operations and Deficit for
  the year ended September 30, 1995.....................................F-14

Notes to Proforma Consolidated
  Financial Statements..................................................F-15



CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION AND AFFILIATES

Independent Auditors' Report............................................F-16

Combined Balance Sheets at December 31, 1995 and 1994...................F-17

Combined Statements of Income for the years ended
  December 31, 1995 and 1994............................................F-19

Combined Statements of Changes in Stockholders' Equity (Deficiency)
for the years ended December 31, 1995 and 1994..........................F-20

Combined Statements of Cash Flows for the years ended
  December 31, 1995 and 1994............................................F-21

Notes to Financial Statements...........................................F-23

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
International Telemanagement Group, Inc.:

We have audited the accompanying balance sheets of International Telemanagement Group, Inc. (the Company), as of December 31, 1994 and 1993, and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1994, and for the period January 23, 1993 (date of inception) through December 31 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Telemanagement Group, Inc., as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the year ended December 31, 1994 and for the period January 23, 1993 (date of inception) through December 31, 1993 in conformity with generally accepted accounting principles.

As discussed in note 2, effective May 1, 1995, the Company was acquired by GST Telecom, Inc.



                                   /S/ KPMG PEAT MARWICK LLP

Detroit, Michigan
July 21, 1995

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                                 Balance Sheets
                           December 31, 1994 and 1993

                                     Assets                                             1994               1993
                                     ------                                             ----               ----
Current assets:
    Cash                                                                            $     702,392             71,309
    Trade accounts receivable, less allowance for doubtful accounts of $164,000
       and $52,000, at 1994 and 1993, respectively                                      1,167,346            370,643
    Due from officers and employees                                                         -                 48,690
    Other receivables                                                                       9,152              5,000
    Prepaid expenses and other current assets                                              80,713            115,805
                                                                                     ------------       ------------

                   Total current assets                                                 1,959,603            611,447

Property and equipment, net (note 3)                                                    1,318,870          1,175,495
                                                                                        ---------          ---------

                                                                                     $  3,278,473          1,786,942
                                                                                     ============          =========

                     Liabilities and Stockholders' Deficit
                     -------------------------------------

Current liabilities:
    Current installments of notes payable to related parties (note 5)                $    368,380             95,520
    Current installments of long-term debt (note 4)                                        98,185              -
    Current installments of capital lease obligations (note 7)                            175,668            144,897
    Accounts payable and accrued line charges, net                                      3,735,260          1,107,141
    Due to affiliates                                                                       -                  4,417
    Other accrued expenses and liabilities                                                157,789             22,049
    Deferred revenues                                                                      23,982             22,363
                                                                                     ------------       ------------

                   Total current liabilities                                            4,559,264          1,396,387
                                                                                        ---------          ---------

Notes payable to related parties, less current installments (note 5)                      246,040              -
Long-term debt, less current installments (note 4)                                        131,945              -
Capital lease obligations, less current installments (note 7)                             747,227            890,913
                                                                                     ------------       ------------

                   Total liabilities                                                    5,684,476          2,287,300
                                                                                        ---------          ---------

Commitments and contingencies (notes 7, 9, and 10)

Stockholders' deficit:
    Common stock, no par value, 750 shares authorized, 200 issued and
       outstanding                                                                          1,000              1,000
    Additional paid-in capital                                                            598,630            332,678
    Accumulated deficit                                                                (2,973,765)          (834,036)
                                                                                        ---------       ------------

                                                                                       (2,374,135)          (500,358)

    Less: Treasury stock, at cost of 88 shares                                            (31,868)                -
                                                                                     ------------       -----------

                   Net stockholders' deficit                                           (2,406,003)          (500,358)
                                                                                        ---------       ------------

                                                                                     $  3,278,473         1,786,942
                                                                                     ============         =========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                            Statements of Operations

                                                                                                     For the Period
                                                                                                       January 23,
                                                                                                          1993
                                                                                                        (Date of
                                                             Four Months           Year Ended     Inception) through
                                                        Ended April 30, 1995      December 31,        December 31,
                                                             (Unaudited)              1994                1993
                                                        --------------------      ------------    -------------------

Net sales and services                                   $      5,010,908            12,202,063           1,494,943
Cost of goods and services                                      4,766,433            11,788,135           1,735,717
                                                                ---------            ----------           ---------

                   Gross profit (loss)                            244,475               413,928            (240,774)

Selling, general, and administrative expenses                     988,203             2,014,635             507,824
                                                             ------------        --------------        ------------

Loss from operations                                             (743,728)           (1,600,707)           (748,598)

Other income (expense):
    Interest expense                                              (53,373)             (140,338)            (16,503)
    Other expense, net                                                 -               (398,684)            (68,935)
                                                             ------------        --------------        ------------

                   Net loss                              $       (797,101)           (2,139,729)           (834,036)
                                                             ============            ==========        ============

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                       Statements of Stockholders' Deficit

                                                       For the Period January 23, 1993 (Date of Inception)
                                                                     Through December 31, 1993
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------
Balances at inception                $      -                     -                 -                -                     -
Issuance of common stock                 1,000                332,678               -                -                 332,678
Net loss                                    -                      -           (834,036)             -                (834,036)
                                        ------             ----------           -------              -                 -------

Balances at end of period            $   1,000                332,678          (834,036)             -                (500,358)
                                         =====                =======           =======              =                 =======

                                                                   Year Ended December 31, 1994
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------

Balances at beginning of period      $   1,000                332,678            (834,036)             -                (500,358)
Capital contributions                      -                  272,000               -                  -                 272,000
Distributions to shareholder               -                   (6,048)              -                  -                  (6,048)
Repurchase of shares                       -                      -                 -              (31,868)              (31,868)
Net loss                                    -                      -           (2,139,729)              -             (2,139,729)
                                        ------             ----------           ---------        ---------             ---------

Balances at end of period            $   1,000                598,630          (2,973,765)         (31,868)           (2,406,003)
                                         =====                =======           =========           ======             =========

                                                           Four Months Ended April 30, 1995 (Unaudited)
                                     --------------------------------------------------------------------------------------------
                                                          Additional
                                        Common             Paid-in          Accumulated          Treasury         Stockholders'
                                         Stock             Capital            Deficit              Stock             Deficit
                                         -----             -------            -------              -----             -------

Balances at beginning of period      $   1,000                598,630          (2,973,765)         (31,868)           (2,406,003)
Capital contributions                      -                   10,600               -                  -                  10,600
Repurchase of shares                       -                      -                 -               (2,050)               (2,050)
Net loss                                    -                      -             (797,101)              -               (797,101)
                                        ------             ----------        ------------        ---------          ------------

Balances at end of period            $   1,000                609,230          (3,770,866)         (33,918)           (3,194,554)
                                         =====                =======           =========           ======             =========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                            Statements of Cash Flows

                                                                                                                     For the Period
                                                                                                                       January 23,
                                                                                                                      1993 (Date of
                                                                                 Four Months                             Inception)
                                                                                Ended April 30,      Year Ended          through
                                                                                    1995            December 31,        December 31,
                                                                                 (Unaudited)            1994               1993
                                                                                 -----------            ----               ----
Cash flows from operating activities:
   Net loss                                                                      $ (797,101)         (2,139,729)           (834,036)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
   Depreciation and amortization                                                    114,773             318,926              57,859
   Changes in assets and liabilities:
      Trade accounts receivable                                                    (165,145)           (796,703)           (370,643)
      Due from officers and employees                                                  --                48,690             (48,690)
      Other receivables                                                               6,652              (4,152)             (5,000)
      Prepaid expenses and other current assets                                     (13,000)             35,092            (115,805)
      Accounts payable and accrued line charges                                     912,626           2,808,920           1,107,141
      Due to affiliates                                                                --                (4,417)              4,417
      Other accrued expenses and liabilities                                         35,127             135,740              22,049
      Deferred revenues                                                              92,129               1,619              22,363
                                                                                 ----------          ----------          ----------

         Net cash provided by (used in) operating
           activities                                                               186,061             403,986            (160,345)
                                                                                 ----------          ----------          ----------

Cash flows from investing activities - capital                                      (60,550)           (462,301)         (1,233,354)
   expenditures for property and equipment                                             --                  --                  --


         Net cash used in investing activities                                      (60,550)           (462,301)         (1,233,354)
                                                                                 ----------          ----------          ----------

Cash flows from financing activities:
   Repayment of long-term debt                                                     (369,121)             49,329
   Net borrowings on revolving note payable to related
      parties                                                                          --               265,000              95,520
   Net repayments on notes payable to officers and
      employees                                                                        --               253,900                --
   Repurchase of treasury stock                                                      (2,050)            (31,868)               --
   Payments made under capital leases                                                  --              (112,915)          1,035,810
   Additional paid in capital                                                        10,600             272,000                --
   Distributions to shareholder                                                        --                (6,048)               --
   Proceeds from stock issuance                                                        --                  --               333,678
                                                                                 ----------          ----------          ----------

         Net cash provided by financing activities                                 (360,571)            689,398           1,465,008
                                                                                 ----------          ----------          ----------

Net increase (decrease) in cash                                                    (235,060)            631,083              71,309

Cash at beginning of year                                                           702,392              71,309                --
                                                                                 ----------          ----------          ----------

Cash at end of year                                                              $  467,322             702,392              71,309
                                                                                 ==========          ==========          ==========

Supplemental disclosures of cash flow information -
   cash paid during the year for interest                                        $   44,025             132,073               9,513
                                                                                 ==========          ==========          ==========

See accompanying notes to financial statements.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                          Notes to Financial Statements
                           December 31, 1994 and 1993



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     International Telemanagement Group, Inc. (the Company), is a domestic and international interexchange carrier offering long distance, 800, private line, and other services to its customers. ITG was incorporated in January 1993 under the laws of the state of Ohio.

     (a)  PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation of property and equipment is provided principally on a straight-line basis over the estimated useful lives of the related assets. Assets recorded under capital leases are amortized over the terms of the leases.

     (b)  INCOME TAXES

          The stockholders of the Company have elected to be treated as an S corporation, whereby taxable income and/or losses are allocated to the stockholder rather than to the Company. Accordingly, the accompanying financial statements do not include provisions for federal and state taxes on income earned by the Company.

     (c)  REVENUE RECOGNITION

          Income from services is recognized when the contracted service is rendered.

     (d)  GENERAL CREDIT RISK

          The Company grants credit to customers on open account, substantially all of whom are in the telecommunications industry.

(2)    SUBSEQUENT EVENT

       On May 1, 1995, the Company entered into a purchase agreement with GST Telecom, Inc. (GST Net), in which all outstanding stock of the Company was sold for cash. GST Net has indicated its intention to fully fund the operations of the Company and maintain the Company operations principally in the lines of business in which it currently operates.

(3)    PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 1994 and 1993, consisted of:
                                                                                    1994                1993
                                                                                    ----                ----
         Leasehold improvements                                                  $      6,243              6,243
         Machinery and equipment                                                    1,689,412          1,227,111
                                                                                    ---------          ---------

                                                                                    1,695,655          1,233,354

         Less accumulated depreciation and amortization                              (376,785)           (57,859)
                                                                                 ------------       ------------

                            Property and equipment, net                           $ 1,318,870         1,175,495
                                                                                  ===========         =========

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(4)    LONG-TERM DEBT

       Long-term debt at December 31, 1994 and 1993, consists of the following:
                                                                                    1994                1993
                                                                                    ----                ----
       Note payable to customer, 0% interest, monthly payments of $6,944,     $      215,278             -
       Note payable to supplier, 7% interest, monthly payments of $14,939,
           including interest, due February 1995                                      14,852             -
                                                                                  ----------             -

                          Total long-term debt                                       230,130             -

       Less current installments                                                     (98,185)            -
                                                                                  ----------             -

                          Long-term debt, less current installments           $      131,945             -
                                                                                     =======             =

     In addition, the Company has incurred borrowings from related parties (see note 5).

       As of December 31, 1994, the maturities of long-term debt are as follows:

                                       Year Ended
                                      December 31,
                                      ------------

                                          1995            $     98,185
                                          1996                  83,333
                                          1997                  48,612
                                                          ------------

                                                          $    230,130
                                                          ============

(5)    RELATED PARTY TRANSACTIONS

       The Company has entered into numerous transactions with its principal stockholder and other related entities controlled by its stockholders.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(5)  RELATED PARTY TRANSACTIONS, CONTINUED

     The Company's principal stockholder or entities controlled by the stockholder have obtained financing from two financial institutions. These funds were, in turn, loaned to the Company. The unwritten agreement between the Company and the related parties is that the Company will make all necessary payments under the stated bank terms. The terms are as follows:

                                                                                    1994                1993
                                                                                    ----                ----

       Note payable, bearing interest at 8.25%, payable in monthly
           installments of $8,615, due in full September 1997                    $   349,420             95,520
       Note payable, bearing interest at 1% over the prime rate, due in full December 12, 1994.  On March 9, 1995, the loan was renewed
           by the bank                                                               265,000                 -
                                                                                     -------          --------

                          Total notes payable related parties                        614,420             95,520

       Less current installments                                                     368,380             95,520
                                                                                     -------             ------

                          Notes payable to related parties, less current
                             installments                                        $   246,040                 -
                                                                                     =======          ========

       The Company rents office space and telecommunications equipment from related parties on a month-to-month basis. Rental expense for the periods ended December 31, 1994 and 1993, totaled $248,572 and $96,057, respectively.

(6)  COMMON STOCK

     During 1994, the Company repurchased common shares from its stockholders at a cost of $31,868.

(7)  LEASES

     The Company leases telecommunications and computer equipment under capital leases. Additionally, certain communications equipment is leased under operating leases. Lease terms include per-minute charges and minimum fee levels.

                    INTERNATIONAL TELEMANAGEMENT GROUP, INC.
                    Notes to Financial Statements, Continued



(7)  LEASES, CONTINUED

     Future minimum lease payments under capital and operating leases are as follows:

                                                             1994                                1993
                                                 ---------------------------         --------------------------
                                                  Capital          Operating         Capital          Operating
                                                  Leases            Leases            Leases           Leases
                                                  ------            ------            ------           ------
       Year ending December 31:
           1994                              $            -             -               196,988         23,924
           1995                                      261,464        143,544             283,555        143,544
           1996                                      283,555        143,544             283,555        143,544
           1997                                      276,751        143,544             283,555        143,544
           1998                                      268,714        119,620             276,650        119,620
           1999                                       44,183             -               44,183             -
                                                ------------      ---------       -------------      --------

                Total lease payments               1,134,667        550,252           1,368,486        574,176
                                                                    =======                            =======

       Less amount representing interest
                                                    (211,772)                          (332,676)
                                                ------------                      -------------

                Total obligations under
                   capital leases                    922,895                          1,035,810

       Current installments of capital
           lease obligations                         175,668                            144,897
                                                 -----------                      -------------

                Capital lease obligations,
                   less current installments     $  747,227                             890,913
                                                 ==========                             =======

     Total rental expense under operating leases for the periods ended December 31, 1994 and 1993, totaled $23,900 and $4,500, respectively.

     The Company also leases certain equipment and office space from related parties (see note 5).

(8)  MAJOR CUSTOMERS

     Gross revenues of approximately $3,000,000 were derived from two major customers for the year ended December 31, 1994.

(9)  SERVICE CONTRACTS

     The Company has entered into service contracts with telecommunication providers which require a minimum service fee on a monthly basis. The Company has committed to minimum revenues of $350,000 per month by May 1995, and must pay one-half of any shortfall.

(10) CONTINGENCIES

     The Company is a party to a number of lawsuits and claims relating to service liability. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that the settlement of these matters will have a material adverse effect on the financial position of the Company.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma condensed consolidated financial statements have been prepared to reflect the pro forma effects of the acquisition of Call America and the acquisition of ITG. The unaudited pro forma condensed consolidated statement of operations for Fiscal 1995 gives effect to both of the pro forma transactions as if they had occurred at October 1, 1994. The unaudited pro forma condensed consolidated statement of operations for the six months ended March 31, 1996 gives effect to the acquisition of Call America as if it had occurred at October 1, 1995. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to the acquisition of Call America as if it had occurred at March 31, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances.

         The unaudited pro forma condensed consolidated financial statements and notes thereto should be read in conjunction with the historical financial statements of the Company, ITG and Call America. The unaudited pro forma condensed consolidated financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been attained had the pro forma transactions been completed on the dates indicated or that may be expected to occur in the future.

                           GST TELECOMMUNICATIONS, INC
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of March 31, 1996
                  (Dollars in thousands, except per share data)

                                                 GST               Call
                                      Telecommunications, Inc.   America          Pro Forma
                                             Historical         Historical        Adjustments           Pro Forma
- ----------------------------------------------------------------------------  ------------------    ----------------

ASSETS

Current Assets:
      Cash and cash equivalents                       136,351                                               136,351
      Accounts receivable and other                     8,357         2,026                                  10,383
      Marketable securities                             5,525                                                 5,525
      Other current assets                              3,234           193                                   3,427
- ----------------------------------------------------------------------------  ------------------    ----------------
                                                      153,467         2,219                                 155,686

Investment in joint venture                             2,256                                                 2,256
Property and equipment, net                            58,322         2,184                                  60,506
Other assets, net                                      21,655         1,637              16,537  (1)         39,829
Deferred Financing Costs, Net                           8,584                                                 8,584
- ----------------------------------------------------------------------------  ------------------    ----------------

                                                      244,284         6,040              16,537             266,861
============================================================================  ==================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                    13,744         3,420                                  17,164
Deferred compensation                                     151                                                   151
Capital lease obligations, less current portion            79         1,040                                   1,119
Long-term debt, less current portion                  205,314         2,117                                 207,431
Minority interest in subsidiaries                       3,040                                                 3,040
Shareholders' Equity                                   21,956          (537)             16,000  (1)
                                        ------------------------------------
                                                                                            537  (1)         37,956
                                                                              ------------------    ----------------

                                                      244,284         6,040              16,537             266,861
============================================================================  ==================    ================

                           GST TELECOMMUNICATIONS, INC
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the six months ending March 31, 1996
                  (Dollars in thousands, except per share data)

                                                        GST
                                              Telecommunications, Inc.    Call America         Pro Forma
                                                     Historical          Historical (2)        Adjustment          Pro Forma
- -----------------------------------------------------------------------------------------   -----------------    ---------------
Revenues:
            Telecommunication services                           11,534            8,677                                 20,211
            Telecommunication product                             3,328                                                   3,328
- -----------------------------------------------------------------------------------------   -----------------    ---------------
                                                                 14,862            8,677                                 23,539
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Cost of revenues:
            Telecommunication services                           12,090            4,272                                 16,362
            Telecommunication product                             1,670                                                   1,670
- -----------------------------------------------------------------------------------------   -----------------    ---------------
                                                                 13,760            4,272                                 18,032
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Gross profit                                                      1,103            4,405                                  5,508
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Operating expenses
            General and administration                            9,347            3,091                                 12,438
            Marketing, travel and promotion                       2,397                                                   2,397
            Research and development                                600                                                     600
            Depreciation and amortization                         3,278              292               1,566  (3)         5,136
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Income (loss) from operations                                   (14,519)           1,022              (1,566)           (15,063)
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Other expenses (income):
            Interest income                                      (2,397)                                                 (2,397)
            Interest expense                                      7,968              278                                  8,246
            Other Non-op Expense                                    657              208                                    865
Minority interest in loss of subsidiaries                          (239)                                                   (239)
- -----------------------------------------------------------------------------------------   -----------------    ---------------

Income (loss) for the Period                                    (20,508)             536              (1,566)           (21,538)
=========================================================================================   =================    ===============

Loss per share                             $                      (1.13)                                                  (1.12)
                                             ===========================                                         ===============
Weighted average common and
            common equivalent shares
            outstanding                                      18,161,068                                              19,303,925  (4)
                                             ===========================                                         ===============

                           GST TELECOMMUNICATIONS, INC
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the year ending September 30, 1995
                  (Dollars in thousands, except per share data)

                                                     GST
                                           Telecommunications, Inc.    Call America        ITG           Pro Forma
                                                 Historical           Historical (5)   Historical (6)   Adjustments    Pro Forma
- --------------------------------------------------------------------------------------------------------------------------------
Revenues:
             Telecommunication services                    11,118          16,240          8,299                         35,657
             Telecommunication products                     7,563                                                         7,563
- -------------------------------------------------------------------------------------------------  ------------   --------------
                                                           18,681          16,240          8,299                         43,220
- -------------------------------------------------------------------------------------------------  ------------   --------------

Cost of revenues:
             Telecommunication services                    12,198           8,355          8,186                         28,739
             Telecommunication products                     3,096                                                         3,096
- -------------------------------------------------------------------------------------------------  ------------   --------------
                                                           15,294           8,355          8,186                         31,835
- -------------------------------------------------------------------------------------------------  ------------   --------------

Gross profit                                                3,387           7,885            113                         11,385
- -------------------------------------------------------------------------------------------------  ------------   --------------

Operating Expenses
             General and administrative                     8,880           6,796          1,537                         17,213
             Marketing, travel and promotion                2,493                             30                          2,523
             Research and development                       1,271                                                         1,271
             Depreciation and amortization                  2,374             636            280         3,132 (3)
- -------------------------------------------------------------------------------------------------
                                                                                                           219 (7)        6,641
                                                                                                   ------------   --------------

Income (loss) from operations                             (11,631)            453         (1,734)       (3,351)         (16,263)
- -------------------------------------------------------------------------------------------------  ------------   --------------

Other expenses (income):
             Interest income                                 (303)            (54)                                         (357)
             Interest expense                                 838             398             95                          1,331
             Other, net                                     1,513              95            258                          1,866
Minority interest in loss of subsidiaries                  (2,364)                                                       (2,364)
                                              ---------------------------------------------------  ------------   --------------

Income (loss) for the period                              (11,315)             14         (2,087)       (3,351)         (16,739)
                                              ===================================================  ============   ==============


Loss per share                                              (0.82)                                                        (1.12)
                                              ====================                                                ==============
Weighted average common and
             common equivalent shares
             outstanding                               13,780,796                                                    14,923,653 (4)
                                              ====================                                                ==============

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share data)

(1) Reflects the issuance of 1,142,857 shares at $14 for the purchase of Call America, the elimination of Call America's net equity of $(537) and the allocation of the excess purchase price over the net book value of the assets acquired to customer lists and goodwill.

(2) The revenues and expenses shown for Call America are the historical amounts for the six months ended March 31, 1996. Because the accompanying pro forma statement of operations for the year ended September 30, 1995 includes Call America's historical operating results for its fiscal year ended December 31, 1995, Call America's operating results for the three months ended December 31, 1995 are included in both accompanying pro forma statements of operations. Call America's summary financial information for this three month stub period ended December 31, 1995 are as follows:

                  Revenues                              $4,236
                  Costs and expenses                     3,751
                                                        ------

                  Income from operations                   485
                  Non-operating expense                    224
                                                        ------

                  Net income                            $  261
                                                        ======

(3) Reflects the amortization over 3 years of $6,336 of customer lists and the amortization over 10 years of $10,201 of goodwill resulting from the purchase of Call America.

                  Purchase price:
                   1,142,857 shares at $14 per share    $ 16,000
                                                        ========

                  Allocation of purchase price:
                    Book value of net assets acquired      6,040
                    Liabilities assumed                   (6,577)
                    Customer Lists                         6,336
                    Goodwill                              10,201
                                                        --------

                                                        $ 16,000
                                                        ========

(4) Pro forma weighted average shares outstanding include the 1,142,857 Common Shares to be issued for the purchase of Call America.

(5)  Results are for the fiscal year ended December 31, 1995.

(6) Results are for the seven months ended April 30, 1995 as ITG was purchased effective May 1, 1995.

(7) Reflects the additional amortization over 10 years of $3,758 of goodwill resulting from the purchase of ITG for the seven months ended April 30, 1995.

                  Purchase Price:
                    Cash and legal fees              $    74
                                                     =======

                  Allocation of purchase price:
                     Book value of assets acquired     3,325
                      Liabilities Assumed             (6,919)
                      Goodwill                         3,758


                                                     $    74
                                                     =======

                        GLENN BURDETTE, PHILLIPS & BRYON
                          CERTIFIED PUBLIC ACCOUNTANTS
                                1150 PALM STREET
                           SAN LUIS OBISPO, CA 93401
                                 (805) 544-1441
                              (805) 805-4351 (FAX)







                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Call America Business Communications Corporation
San Luis Obispo, CA

We have audited the accompanying combined balance sheets of Call America Business Communications Corporation (a California corporation) and affiliates as of December 31, 1995 and 1994, and the related combined statements of income, changes in stockholders' equity (deficiency), and cash flows for the years then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Call America Business Communications Corporation and affiliates as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Glenn, Burdette, Phillips & Bryson
- --------------------------------------
Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation


June 25, 1996

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                             COMBINED BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994



                                                                                                              March 31,
                                                                   1994                    1995                 1996
                                                                   ----                    ----                 ----
                                                                                                            (Unaudited)
                        ASSETS
Current Assets
- --------------
Cash and cash equivalents                                      $       1,497          $          125       $        125
Accounts receivable, net of allowance for
   doubtful accounts of $50,000 and $49,093,
   at 1994 and 1995, respectively                                  1,590,955               1,762,671          1,985,171
Income taxes receivable                                              104,568                  40,745             40,745
Equipment deposits                                                                            45,493             42,237
Other current assets                                                   5,297                  36,843             95,237
Deferred income taxes                                                 76,500                  55,000             55,000
                                                               -------------           -------------      -------------

    Total current assets                                           1,778,817               1,940,877          2,218,515

Equipment and leasehold improvements, net
- -----------------------------------------
  of accumulated depreciation of $3,181,678
  -----------------------------------------
  and $3,799,282, at 1994 and 1995,                                1,447,837               1,846,768          2,184,069
  ---------------------------------                            -------------           -------------      -------------
  respectively
  ------------

Other Assets
- ------------
Investment, at cost                                                   23,000                  23,000             23,000
Notes receivable from stockholders                                   416,803                 532,954            532,954
Notes receivable from related party                                                          205,285            404,405
Miscellaneous deposits                                                23,936                  23,212             11,315
Deferred income taxes                                                 17,650                  25,650             25,650
Goodwill                                                                                     640,410            640,410
                                                               -------------           -------------       -------------
    Total other assets                                               481,389               1,450,511          1,637,734
                                                               -------------           -------------       -------------


    Total Assets                                                  $3,708,043              $5,238,156          $6,040,318
                                                                  ==========              ==========          ==========


The accompanying notes are an integral part of these financial statements.



                                                                                                              March 31,
                                                                     1994                   1995                1996
                                                                     ----                   ----                ----
                                                                                                             (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
- -------------------
Accounts payable                                                 $1,417,192               $1,284,893         $1,614,201
Accrued expenses                                                    567,109                  631,507            774,715
Bank overdrafts                                                     162,531                  254,234            196,381
Line of credit                                                      273,413                  100,000             75,000
Current portion of notes payable                                    342,363                  450,368            450,368
Current portion of capital lease obligations                        185,033                  309,911            309,911
                                                                 ----------               ----------         ----------
    Total current liabilities                                     2,947,641                3,030,913          3,420,576
                                                                 ----------               ----------         ----------

Long-Term Liabilities
- ---------------------
Notes payable, less current portion                                 905,137                2,194,129          2,116,636
Capitalized lease obligations, less
current portion                                                     471,346                  824,544          1,039,835
                                                                 ----------               ----------         ----------
    Total long-term liabilities                                   1,376,483                3,018,673          3,156,471
                                                                 ----------               ----------         ----------

Commitments and Contingencies
- -----------------------------
Minority Interest                                                   (26,396)
- -----------------                                                ----------

Stockholders' Equity (Deficiency)
- ---------------------------------
Common stock                                                         26,262                   25,696             25,696
Retained earnings (deficit)                                        (837,126)                (837,126)          (562,425)
                                                                 ----------               ----------         ----------
    Total stockholders' equity (deficiency)                        (811,430)                (811,430)          (536,729)
                                                                 ----------               ----------         ----------

Total Liabilities and Stockholders' Equity
    (Deficiency)                                                 $3,708,043               $5,238,156         $6,040,318
                                                                 ==========               ==========         ==========


The accompanying notes are an integral part of these financial statements.




                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                          COMBINED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



                                                                                                               Three Months Ended
                                                                                                               ------------------
                                                                     1994                  1995                  March 31, 1996
                                                                     ----                  ----                  --------------
                                                                                                                  (Unaudited)
                                                                                                                  -----------

Net sales and services                                           $14,383,649            $16,239,943             $4,441,046
Cost of goods and services                                         7,858,285              8,355,332              2,267,029
                                                               -------------           ------------            -----------

     Gross profit                                                  6,525,364              7,884,611              2,174,017

Selling, general, and administrative expenses                      6,992,670              7,431,568              1,636,985
                                                               -------------           ------------            -----------

Income (loss) from operations                                       (467,306)               453,043                537,032
- -----------------------------

Other income and expense
- ------------------------
Interest income                                                       85,287                 54,249
Interest expense                                                    (210,813)              (397,851)              (113,431)
                                                               -------------           ------------            -----------

Net income (loss) before provision for income taxes                 (592,832)               109,441                423,601
- ---------------------------------------------------

Provision for income taxes expense (benefit)                         (24,180)                95,200                148,900
                                                               -------------         --------------            -----------

Net income (loss)                                              $    (568,652)        $       14,241            $   274,701
- -----------------                                              =============         ==============            ===========



The accompanying notes are an integral part of these financial statements.


                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
       COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                              Retained
                                                              --------
                                                              Earnings                 Common
                                                              --------                 ------
                                                              (Deficit)                Stock                 Total
                                                              ---------                -----                 -----

Balance, December 31, 1993                                    $ (47,295)             $26,262                 $ (21,033)
- --------------------------

Net loss                                                       (568,652)                                      (568,652)
                                                              ---------              -------                 ---------

Balance, December 31, 1994                                     (615,947)              26,262                  (589,685)
- --------------------------

Net income                                                       14,241                                         14,241
Purchase of minority interest (deficit)                         (26,396)                                       (26,396)
Purchase of common stock                                       (209,024)                (566)                 (209,590)
                                                              ---------              -------                 ---------

Balance, December 31, 1995                                     (837,126)              25,696                  (811,430)
- --------------------------

Net income for three months ended March 31, 1996
(Unaudited)                                                     274,701                                        274,701
                                                              ---------              -------                 ---------
Balance, March 31, 1996 (Unaudited)                         $  (562,425)             $25,696               $  (536,729)
- -----------------------------------                         ===========              =======               ===========



The accompanying notes are an integral part of these financial statements.

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                        COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                                                                      Three Months Ended
                                                                                                           March 31,
                                                                       1994             1995                 1996
                                                                       ----             ----                 ----
                                                                                                          (Unaudited)

Cash Flows From Operating Activities
- ------------------------------------
Net income (loss)                                                  $ (568,652)      $    14,241           $  274,701
                                                                   -----------      -----------           ----------

 Adjustments to reconcile net income to
   net cash provided by operating
   activities:
   Depreciation and amortization                                      562,404           635,633              174,685
   Litigation settlement                                                                                     132,639
   Gain on disposal of assets                                                            (5,066)
   Minority interest in net loss                                       24,021
   (Increase) decrease in accounts receivable                           5,808          (171,716)            (222,500)
   Decrease in income taxes receivable                                                   63,823
   (Increase) decrease in equipment deposits                                            (45,493)               3,256
   (Increase) decrease in other current assets                         26,840           (31,546)             (58,394)
   Decrease in miscellaneous deposits                                     865               724               11,897
   (Increase) decrease in deferred income taxes                       (27,900)           13,500
   Increase (decrease) in accounts payable                            265,389          (132,299)             329,308
   Increase in accrued expenses                                        43,474            64,398               10,569
   Increase (decrease) in bank overdrafts                             162,531            91,703              (57,853)
                                                                  -----------       -----------         ------------
     Total adjustments                                              1,063,432           483,661              323,607
                                                                  -----------       -----------         ------------

        Net cash provided by operating activities                     494,780           497,902              598,308

Cash Flows From Investing Activities
- ------------------------------------
Purchases of equipment                                               (579,745)         (285,169)            (210,397)
Proceeds from sale of equipment                                                           5,600
Investment in stock                                                   (23,000)
                                                                  -----------       -----------         ------------

        Net cash used in investing activities                        (602,745)         (279,569)            (210,397)

The accompanying notes are an integral part of these financial statements.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
PAGE 2

                                                                                                         Three Months Ended
                                                                                                              March 31,
                                                                       1994                    1995             1996
                                                                       ----                    ----             ----
                                                                                                            (Unaudited)
Cash Flows from Financing Activities
- ------------------------------------
Advances under notes receivable from related party                  $                      $(205,285)       $(199,120)
Advances under notes receivable from stockholders                     (121,669)             (256,918)
Reduction in notes receivable from stockholders                                              140,767
Proceeds from line of credit                                           600,000               600,000
Payments on line of credit                                            (326,587)             (773,413)         (25,000)
Proceeds from notes payable                                            437,542               908,492
Principal payments on notes payable                                   (171,766)             (186,507)         (77,493)
Principal payments on stockholder notes payable                       (135,071)             (174,988)
Principal payments on capitalized leases                              (315,858)             (271,853)         (86,298)
                                                                    ----------              --------        ---------

     Net cash used in financing activities                             (33,409)             (219,705)        (387,911)
                                                                    ----------              --------        ---------

Net decrease in cash and cash equivalents                             (141,374)               (1,372)            -

Cash and Cash Equivalents, Beginning of Period                         142,871                 1,497              125
- ----------------------------------------------                      ----------              --------       ----------

Cash and Cash Equivalents, End of Period                          $     1,497              $     125       $      125
- ----------------------------------------                          ============             =========       ==========

Supplemental Disclosures of Cash Flow Information
- -------------------------------------------------

  Interest                                                        $   210,961              $ 346,311       $  156,286
  Income taxes                                                    $     2,400                  2,400

Noncash Financing and Investing Activities
- ------------------------------------------

   Assets acquired under capital lease                            $   167,297              $ 749,929        $ 301,589
   Acquisition of common stock, for note payable                                           $ 209,590

   Increase in goodwill from purchase
     of common stock for not payable                                                       $ 640,410


The accompanying notes are an integral part of these financial statements.

                CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
                                 AND AFFILIATES
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994


Note 1 - Summary of Significant Accounting Policies
- ---------------------------------------------------
A.    Organization and Nature of Business
      -----------------------------------

      Call America Business Communications Corporation (CA) was organized in 1986 and incorporated under the laws of California. CA owns 100% of Private Exchange Network (PXN), Inc., dba Call America Salinas (CAS). CA's three equal shareholders also own 100% of Call America Business
      Communications of Fresno, Inc., (CAF) and Call America Business Communications of Bakersfield, Inc. (CAB). The financial statements of CA and it's affiliates CAF and CAB have been combined (the Company) in the accompanying financial statements. The Company's principle business activity is providing long-distance telephone and ancillary communication services to businesses and the general public. The Company grants credit to customers on open account, substantially all of whom are located in California.

B.    Fixed Assets
      ------------
      Fixed assets are shown at cost and are being depreciated or amortized over their estimated useful lives of five to thirty- nine years, using accelerated and straight line methods of depreciation.

C.    Allowance for Doubtful Accounts
      -------------------------------
      Bad debts are provided on the allowance method based on receivables that have been outstanding for more than 120 days. The allowance for doubtful accounts is $49,093 and $50,000, at December 31, 1995 and 1994,
      respectively.

D.    Use of Estimates
      ----------------
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

E.    Combined Presentation
      ---------------------
      The combined financial statements include the consolidated balances of CA and its wholly owned subsidiary, Private Exchange Network (PXN), Inc. All material balances and transactions have been eliminated in consolidation. At December 31, 1994, CA only owned 75% of PXN. The remaining 25% has been shown as minority interest (deficit).

      The consolidated balances of CA have been combined with CAF and CAB. All intercompany transactions and balances have been eliminated in the combination.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 2


Note 1 - Summary of Significant Accounting Policies (continued)
- ---------------------------------------------------------------
F.    Revenue Recognition
      -------------------
      Income from services is recognized when the contracted service is rendered.

G.    Common Stock
      ------------
      CA has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300,000 common shares with a balance of $24,000 at December 31, 1995 and 1994. CAB has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300 and 400 common shares with a balance of $1,568 and $2,091 at December 31, 1995 and 1994, respectively. CAF has 500,000 common shares authorized without nominal or par value. Total shares issued and outstanding are 300 and 400 common shares with a balance of $128 and $171 at December 31, 1995 and 1994, respectively.

H.    Cash Equivalents
      ----------------
      For purposes of the statements of cash flows, the Company considers interest bearing investments due on demand to be cash equivalents.

Note 2 - Equipment and Leasehold Improvements
- ---------------------------------------------
The major categories of assets and the related accumulated depreciation for the years ending December 31, 1995 and 1994 are as follows:

                                                  1994           1995
                                                  ----           ----
Office equipment, furniture & fixtures        $   411,300      $  412,801
Leasehold improvements                            162,603         173,163
Equipment                                       3,993,592       4,992,175
Vehicles                                           62,020          67,911
                                              -----------      ----------
                                                4,629,515       5,646,050
Less: accumulated depreciation                 (3,181,678)     (3,799,282)

                                              $ 1,447,837     $ 1,846,768
                                              ===========     ===========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 3


Note 2 - Equipment and Leasehold Improvements (continued)
- ---------------------------------------------------------

Included in equipment and leasehold improvements are assets acquired under capital lease totaling $1,986,039 and $1,236,110 with accumulated depreciation of $1,036,292 and $731,493 at December 31, 1995 and 1994, respectively.
Depreciation expense for assets acquired under capital lease totaled $304,799 and $265,658 at December 31, 1995 and 1994, respectively.

Note 3 - Investment
- -------------------

In  October  1994,  the  Company   purchased  230,000  shares  of  a  California
corporation, which provides a broad range of wide area electronic mail services. The cost of the shares was $23,000, subject to a repurchase option.

The Company has a service agreement with the corporation whereby, the Company agrees to provide discounted telecommunications services, Internet connectivity and customer billing administration, in consideration for integrated E-mail services and the related E-mail services the corporation offers to its customers for use and resale. The service agreement will continue in force until terminated by either party upon a six month written notice. If the agreement is terminated within the first three years, the corporation can repurchase a portion of the shares at the original purchase price.

Note 4 - Related Party Transactions
- -----------------------------------

During 1994 and 1995, much of the communications traffic generated by CA and its affiliates was centralized by routing through CA in San Luis Obispo. In addition, customers billing and many accounting and administrative duties were moved to CA. As a result, certain costs incurred by CA were allocated to the affiliates.

At December 31, 1994, the Company had notes receivable from stockholders of $416,803. During the year ended December 31, 1995, $140,767 were written off as uncollectible. The balance of notes receivable from stockholders' at December 31, 1995, was $532,954. The notes bear interest at 7% per year.

During the year ended December 31, 1995, the Company advanced $205,285 to a corporation, whose shareholders include those of the Company's.

Included in notes payable at December 31, 1995 and 1994, were notes totaling $1,255,862 and $525,383, respectively, that are due to one of the stockholders of the Company. (See Note 6)

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 4


Note 5 - Line of Credit
- -----------------------

The Company has a line of credit with a bank that allows for maximum borrowings of $400,000. The line carries a variable interest rate, which was 10.5% at December 31, 1995 and 1994. The outstanding balance at December 31, 1995 and 1994, was $100,000 and $273,413, respectively.

Note 6 - Long-Term Notes Payable
- --------------------------------

Long-term notes payable consisted of the following as of December 31:
                                                                                               1994                  1995
                                                                                               ----                  ----

Notes payable, issued for repurchase of common stock (see Note 9), with an interest
rate of 10%, payable in monthly installments totaling of $18,060, due April, 2000.          $                     $  759,582

Note payable, unsecured, with an interest rate of 11%, payable in monthly
installments of $2,489, due April, 1995.                                                       9,850

Note payable, secured by equipment and guaranteed by stockholders, with an interest
rate of 9.26%, payable in monthly installments of $6,132, due May, 1995.                      24,061

Note payable, secured by an automobile, with an interest rate of 10.50%, payable in
monthly installments of $238, due November, 1995.                                              2,844

Note payable to a stockholder, unsecured, with an interest rate of 10%, payable in
monthly installments of $8,605, due August, 1999.                                            333,519                 281,886

Note payable to a stockholder, unsecured, with an interest rate of 15%, payable in
monthly installments of $9,648, due July, 1997.                                              191,864                 133,976

Note payable,  secured by equipment  and  guaranteed  by  stockholders,  with an interest rate of 8.22%,  payable in monthly installments of $2,283, due January,
1999.
                                                                                              94,745                  78,017

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 8.22%, payable in monthly installments of $2,650, due
February, 1999.                                                                              111,857                  92,772

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 9.43%,  payable in monthly  installments  of $262,  due
June,
1998.                                                                                          9,340                   7,112

Note payable,  secured by equipment and fixtures and guaranteed by stockholders, with an interest rate of 10.50%, payable in monthly installments of $5,881, due
October, 1999.                                                                               269,420                 227,373

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 5



Note 6 - Long-Term Notes Payable (Continued)
- --------------------------------------------

Note payable, secured by equipment, with a variable interest rate of 10.25%,
payable in monthly installments of $2,333, due March, 1997.                                $                      $   32,662

Note payable to a stockholder, unsecured, interest only payable in monthly
installments at 11%, due February 15, 1998.                                                                          840,000

Note payable, secured by automobiles, with an interest rate of 8.25%, payable in
monthly installments of $510, due August, 2000.                                                                       23,633

Note payable, secured by equipment, with an interest rate of 7%, payable in monthly installments of $5,000, due May, 1997.
                                                                                             200,000                 167,484
                                                                                           ---------              ----------

                                                                                           1,247,500               2,644,497

Less:  current portion                                                                      (342,363)               (450,368)
                                                                                           ---------              ----------

                                                                                          $  905,137              $2,194,129
                                                                                           =========              ==========

Maturities of notes payable are as follows:
                      1996                                                                                        $  450,368
                      1997                                                                                           540,671
                      1998                                                                                         1,234,704
                      1999                                                                                           349,567
                      2000                                                                                            69,187
                                                                                                                 -----------

                                                                                                                  $2,644,497

Note 7 - Lease Obligations
- --------------------------
Capital Leases
- --------------
The Company leases certain switching, operator service and billing equipment under long-term, noncancelable leases as described below:

                                                                                                 1994                   1995
                                                                                                 ----                   ----
Capital lease, with an interest rate of 13%, payable in
monthly installments of $16,088, due March, 1995.                                             $  31,694           $

Capital lease, with an interest rate of 7.42%, payable in
monthly installments of $535, due January, 1999.                                                 22,573                17,658

Capital lease, with an interest rate of 9.50%, payable in
monthly installments of $351, due June, 1998.                                                    12,249                 9,616

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 6


Note 7 - Lease Obligations (Continued)
- --------------------------------------

Capital Leases (Continued)
- --------------------------

Capital lease, with an interest rate of 8.74%, payable in
monthly installments of $1,883, due January, 1998.                    $      56,529                 $      39,742

Capital lease, with a variable interest rate of 11%, payable in
monthly installments of $15,986, due March, 1998.                           488,290                       373,697

Capital lease, with an interest rate of 18.64%, payable in
monthly installments of $620, due May, 1998.                                 18,693                        14,382

Capital lease, with an interest rate of 17.55%, payable in
monthly installments of $166, due June, 1996.                                 2,490                           797

Capital lease, with an interest rate of 15.39%, payable in
monthly installments of $224, due June, 1995.                                 1,702

Capital lease, with a variable interest rate of 13.90%, payable
in monthly installments of $11,581, due December, 2000.                                                   459,569

Capital lease, with an interest rate of 11.91%, payable in
monthly installments of $4,278, due March, 1999.                                                          143,980

Capital lease, with an interest rate of 17.05%, payable in
monthly installments of $428, due December, 1998.                            12,247                         9,246

Capital lease, with an interest rate of 13.67%, payable in
monthly installments of $428, due May, 1997.                                  9,912                         5,879

Capital lease, with an interest rate of 15.17%, payable in
monthly installments of $2,411, due May, 1998.                                                             59,889
                                                                        -----------                    ----------
                                                                            656,379                     1,134,455

Less:  current portion                                                     (185,033)                     (309,911)
                                                                        -----------                    ----------

                                                                        $   471,346                   $   824,544
                                                                        ===========                   ===========

Future minimum lease commitments at December 31, 1995, under capital leases are as follows:

               1996                                       $   452,170
               1997                                           449,354
               1998                                           263,565
               1999                                           161,426
               2000                                            76,937
                                                          -----------
                                                            1,403,452
               Less interest portion                         (268,997)
                                                             --------
                                                           $1,134,455
                                                           ==========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 7



Operating Leases
- ----------------

The Company leases office space and equipment under various operating leases. Minimum payments under operating leases are as follows:

               1996                                $235,479
               1997                                 202,388
               1998                                 169,520
               1999                                 154,944
                                                   --------

                                                   $762,331
                                                   ========

Rent expense for the years ended December 31, 1995 and 1994, was $260,180 and $244,979, respectively.

Note 8 - Income Taxes
- ---------------------

The provision for federal and state income taxes at December 31, 1995 and 1994, consisted of the following:

                                            1994                 1995
                                            ----                 ----
      Federal income tax current          $                   $ 74,627
      Federal income tax deferred           (5,000)             (6,000)

      State income tax current               3,200               7,073
      State income tax deferred            (22,380)             19,500
                                         ----------           --------
                                         $ (24,180)           $ 95,200
                                         ==========           ========

The deferred tax assets are comprised of the following at December 31, 1995 and 1994:


                                               1994                                             1995
                                    --------------------------------                -------------------------------
                                    Current                Long-Term                Current                Long-Term
                                    -------                ---------                -------                ---------
Deferred tax assets:
  Federal                           $ 113,500              $  36,000                $ 42,500               $ 42,500
  State                                33,500                  7,900                  12,500                  9,400
                                       ------                  -----                 -------                -------
                                      147,000                 43,900                  55,000                 51,900
Deferred tax assets valuation
  allowance                           (70,500)               (26,250)                                       (26,250)
                                     --------                -------                --------               --------

                                    $  76,500              $  17,650                $ 55,000               $ 25,650
                                    =========              =========                ========               ========

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 8


The above tax assets consist of the following at December 31, 1995 and 1994:

                                                  1994            1995
                                                  ----            ----

Accrued vacation                               $  36,000       $ 38,000
State taxes                                          500          1,000
Allowance for bad debts                           19,500         16,000
Net operating loss carryforward                  134,900         51,900
                                                 -------         ------
  Gross deferred tax asset                       190,900        106,900

Deferred tax asset valuation                     (96,750)       (26,250)
                                               ---------       --------
                                               $  94,150       $ 80,650
                                               =========       ========

The provision for income tax differs from the amount of income tax determined by applying the federal statutory rate of 35% due to state taxes net of federal benefit, alternative minimum tax, the effect of graduated tax rates, and certain nondeductible expenses, including officers' life insurance, penalties and political contributions.

CA and its subsidiary did not file a consolidated tax return prior to the year ending December 31, 1995. Its subsidiary has net operating losses that can only be used to offset future subsidiary revenue. Those net operating losses expire as follows:

                                  Federal                State
                                  -------                -----
December 31:

        1998                      $                    $21,000
        2002                                            29,000

 December 31:
                                  64,000
        2007                      41,000
        2008                      55,000
        2010                      ------               -------
                                $160,000               $50,000
                                ========               =======

Note 9 - Sale of Stock
- ----------------------

During the year ended December 31, 1995, CA's subisdiary purchased 25% of its outstanding stock by issuing a note payable for $640,410. This transaction made CA the 100% owner of its subsidiary. This transaction was accounted for using the purchase method for business combinations and resulted in goodwill of $640,410, which the Company is amortizing over 40 years using the straight line method.

CALL AMERICA BUSINESS COMMUNICATIONS CORPORATION
AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1995 AND 1994
PAGE 9


Note 9 - Sale of Stock (Continued)
- ---------------------------------

In addition, CAF and CAB each purchased 25% of their outstanding shares of common stock by each issuing a note payable for $104,795.

Note 10 - Litigation Gains and Losses
- -------------------------------------

During the year ended December 31, 1995 and 1994, the Company was involved in a lawsuit with a software vendor for a product that did not perform. At December 31, 1994, the outcome was not known and the Company had accrued $45,000 as a possible loss contingency. At December 31, 1995 the Company determined that no loss contingency was necessary and the accrual was reversed. Subsequent to year end, the Company received a favorable settlement of $132,639.

Note 11 - Contingent Liability
- ------------------------------

The Company has a provision in the employment contract for one of its officers in which it agrees to pay the officer his current salary for life in the event he should become disabled.

Note 12 - Subsequent Event
- --------------------------

Subsequent to December 31, 1995, the Company entered into negotiations with GST Telecom, Inc. (GST Net), for a corporate combination. As of the report date, no formal agreement had been reached.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

              The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee..............................          $ 3,872.87
Accounting Fees and Expenses......................            7,500.00
Legal Fees and Expenses...........................           10,000.00
Blue Sky Fees and Expenses........................              550.00
Miscellaneous Expenses............................               77.13
                                                           -----------
Total.............................................          $22,000.00
                                                           ===========


ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

              Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

              The Company's authority to indemnify its directors and officers is governed by the provisions of Section 124 of the Canada Business Corporations Act, as follows:

              (1) INDEMNIFICATION. Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

              (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

              (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

              (2) INDEMNIFICATION IN DERIVATIVE ACTIONS. A corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and
(b).

              (3) INDEMNITY AS OF RIGHT. Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

              (a) was substantially successful on the merits in his defense of the action or proceeding, and

              (b)  fulfills the conditions set out in paragraphs (1)(a) and (b).

              (4) DIRECTORS' AND OFFICERS' INSURANCE. A corporation may purchase and maintain insurance for the benefit of any person referred to subsection (1) against any liability incurred by him

              (a) in his capacity as a director or officer of the corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

              (b) in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the corporation's request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

              (5) APPLICATION TO COURT. A corporation or a person referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

              (6) NOTICE TO DIRECTOR. An applicant under subsection (5) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

              (7) OTHER NOTICE. On an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

              The Company's by-laws provide that every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sanctions or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company.

              The  Company   maintains  a  $5,000,000   directors  and  officers
liability insurance policy.

ITEM 16.      EXHIBITS.

              EXHIBIT INDEX

EXHIBIT

         5 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to the securities registered hereunder.

      23(a)   Consent of KPMG Peat Marwick LLP.

      23(b)   Consent of KPMG Peat Marwick Thorne.

      23(c)   Consent of KPMG Peat Marwick LLP.

      23(d)   Consent of KPMG Peat Marwick Thorne.

      23(e)   Consent of Glenn, Burdette, Phillips & Bryson.

      23(f)   Consent of Olshan Grundman Frome & Rosenzweig LLP (included within
              Exhibit 5).

      24(a)   Powers of Attorney (included on Page II-4).


ITEM 17.      UNDERTAKINGS

              The undersigned registrant hereby undertakes:

                   a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada on this 24th day of July, 1996.

                          GST TELECOMMUNICATIONS, INC.
                          ----------------------------
                                      (Registrant)

                          By: /S/ W. GORDON BLANKSTEIN
                              ---------------------------------------------
                               W. Gordon Blankstein, Chairman of the Board

                       POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of GST Telecommunications, Inc. hereby constitutes and appoints W. Gordon Blankstein, John Warta, Stephen Irwin and Robert H. Hanson and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable GST Telecommunications, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        SIGNATURE                        TITLE                         DATE

/S/ W. GORDON BLANKSTEIN    Chairman of the Board                  July 24, 1996
- ------------------------
  (W. Gordon Blankstein)

/S/ JOHN WARTA              President, Chief Executive Officer     July 24, 1996
- -------------------------   (Principal Executive Officer) and
       (John Warta)         Director

/S/ ROBERT H. HANSON        Senior Vice President - Corporate      July 24, 1996
- ------------------------    Development, Chief Financial
   (Robert H. Hanson)       Officer (Principal Financial
                            Officer) and Director

/S/ CLIFFORD V. SANDER      Senior Vice President, Treasurer       July 24, 1996
- ------------------------    and Chief Accounting Officer
    (Clifford V. Sander)    (Principal Accounting Officer)

/S/ STEPHEN IRWIN           Vice Chairman of the Board,            July 24, 1996
- ------------------------    Secretary and Director
   (Stephen Irwin)

/S/ IAN WATSON              Director                               July 24, 1996
- ------------------------
   (Ian Watson)

/S/ PETER E. LEGAULT        Director                               July 24, 1996
- ------------------------
   (Peter E. Legault)

/S/ JACK G. ARMSTRONG       Director                               July 24, 1996
- ------------------------
    (Jack G. Armstrong)

/S/ TAKASHI YOSHIDA         Director                               July 24, 1996
 ------------------------
    (Takashi Yoshida)

/S/ THOMAS E. SAWYER        Director                               July 24, 1996
- -------------------------
   (Thomas E. Sawyer)

The Company's Authorized Representative
in the United States

/S/ ROBERT H. HANSON
- --------------------------                                         July 24, 1996
Robert H. Hanson